Exhibit 99.1

FuelCell Energy Reports Second Quarter of Fiscal 2024 Results

Second Quarter Fiscal 2024 Summary

(All comparisons are year-over-year unless otherwise noted)

●Revenue of $22.4 million, compared to $38.3 million
●Gross loss of $(7.1) million compared to $(6.1) million
●Loss from operations of $(41.4) million compared with $(35.9) million
●Net loss per share was $(0.07) compared with $(0.09)

DANBURY, Conn., June 10, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its second quarter ended April 30, 2024.

“In the second quarter, our team continued to execute on all three pillars of our Powerhouse Business Strategy, growing revenue sequentially from the first quarter while exercising cost discipline,” said Mr. Jason Few, President and Chief Executive Officer. “We achieved an important milestone toward commercializing new advanced technologies by updating and extending our joint development agreement with ExxonMobil Technology and Engineering Company to jointly develop carbon capture technology, while retaining certain rights to market this product more widely to a global clientele in need of energy transition solutions. We also entered into an exciting new relationship with Ameresco, Inc. to provide the Sacramento Sewer district with our energy delivery and emissions management platform to create clean electricity from onsite biofuel. We were also pleased to report a 67% increase in our Generation portfolio revenues, enhancing the recurring revenue profile of our Company.”

“Subsequent to the end of the quarter, we announced an agreement to supply Gyeonggi Green Energy Co., Ltd. (“GGE”) with 42 upgraded fuel cell modules, representing approximately $160 million in new backlog,” added Mr. Few. “In addition to the sale of these modules, under the agreement, we will also provide long term operations and maintenance services for GGE’s Hwaseong Balan Industrial Complex, which is the world’s largest fuel cell power platform site. Importantly, we continue to expand our manufacturing capacity and sales pipeline, while keeping a disciplined focus on cash management and the strength of our balance sheet.”

Consolidated Financial Metrics

	Three Months Ended April 30,
(Amounts in thousands)	2024	2023	Change
Total revenues	$22,420	$38,349	(42%)
Gross loss	(7,074)	(6,093)	16%
Loss from operations	(41,361)	(35,858)	15%
Net loss	(37,656)	(33,911)	11%
Net loss attributable to common stockholders	(32,940)	(35,103)	(6%)
Net loss per basic and diluted share	(0.07)	(0.09)	(22%)

EBITDA *	(31,809)	(29,227)	9%
Adjusted EBITDA *	($26,489)	($26,033)	2%

* A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

Second Quarter of Fiscal 2024 Results

(All comparisons are between second quarter of fiscal 2024 and second quarter of fiscal 2023 unless otherwise noted)

Second quarter revenue of $22.4 million represents a decrease of 42% from the comparable prior year quarter.

●	Service agreements revenues decreased to $1.4 million from $26.2 million. The decrease in service agreements revenues during the three months ended April 30, 2024 was primarily driven by the fact that there were no module exchanges during the quarter. Service agreements revenues recognized during the second quarter of fiscal 2023 were primarily driven by module exchanges at the plants owned by Korea Southern Power Company in Korea.

●	Generation revenues increased 67% to $14.1 million from $8.4 million, primarily driven by revenue generated by the Toyota and Derby projects, all of which began operations in the first quarter of fiscal 2024.

●	Advanced Technologies contract revenues increased to $6.9 million from $3.7 million. Compared to the second quarter of fiscal 2023, Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $0.1 million lower during the three months ended April 30, 2024 and revenue recognized under government contracts and other contracts were approximately $3.3 million higher for the three months ended April 30, 2024. Advanced Technologies contract revenues for the second quarter of fiscal 2024 also include revenues arising from the purchase order previously received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation.

Gross loss for the second quarter of fiscal 2024 totaled $(7.1) million, compared to a gross loss of $(6.1) million in the comparable prior year quarter. The gross loss for the second quarter of fiscal 2024 is, in part, a result of unfavorable margins for generation, which included expensed construction and gas costs related to the Toyota Project of $2.6 million and a mark-to-market net loss of $2.3 million related to natural gas purchase contracts in the three months ended April 30, 2024. The gross loss in the comparable prior year period is a direct result of lower generation margins due to $4.5 million of expensed construction and gas costs related to the Toyota project, partially offset by higher margins for service relating to the module exchanges discussed above.

Operating expenses for the second quarter of fiscal 2024 increased to $34.3 million from $29.8 million in the second quarter of fiscal 2023. Research and development expenses increased to $16.6 million during the second quarter of fiscal 2024 compared to $14.7 million in the second quarter of fiscal 2023. The increase in research and development expenses reflects an increase in spending, including spending for labor and materials, on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period.

Net loss was $(37.7) million in the second quarter of fiscal 2024, compared to net loss of $(33.9) million in the second quarter of fiscal 2023.

Adjusted EBITDA totaled $(26.5) million in the second quarter of fiscal 2024, compared to Adjusted EBITDA of $(26.0) million in the second quarter of fiscal 2023. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the second quarter of fiscal 2024 was $(0.07), compared to $(0.09) in the second quarter of fiscal 2023. The net loss per common share in the second quarter of fiscal 2024 benefited from the higher number of weighted average shares outstanding due to share issuances since April 30, 2023.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $313.2 million as of April 30, 2024, compared to $403.3 million as of October 31, 2023. Of the $313.2 million total as of April 30, 2024, unrestricted cash and cash equivalents totaled $158.8 million, short-term investments totaled $101.3 million and restricted cash and cash equivalents totaled $53.1 million. Of the $403.3 million total as of October 31, 2023, unrestricted cash and cash equivalents totaled $250.0 million, short-term investments totaled $103.8 million, and restricted cash and cash equivalents totaled $49.6 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding as of April 30, 2024 and October 31, 2023 as part of the Company’s cash management optimization effort, all of which are expected to be held to maturity.

“We have taken a number of proactive steps during the quarter to help preserve balance sheet strength as we execute on our growth objectives,” said Mr. Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer. “We added debt financing backed by our recently completed projects in Derby, Connecticut, that will allow us to redeploy capital in support of growth initiatives around the world. Additionally, we issued approximately 6.5 million shares of stock, raising approximately $5.9 million after deducting sales commissions and fees.”

During the three months ended April 30, 2024, approximately 6.5 million shares of the Company’s common stock were sold under the Company’s Amended Open Market Sale Agreement at an average sale price of $0.98 per share, resulting in gross proceeds of approximately $6.3 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $5.9 million after deducting sales commissions and fees totaling approximately $0.4 million.

On April 25, 2024, the Company closed on a project debt financing transaction with Liberty Bank and Connecticut Green Bank for the Company’s two fuel cell projects in Derby, Connecticut, which recently began operations. A total of $13.0 million in gross financing was provided, supported by the strong cash flows of these projects and the investment grade quality of the offtakers. The term of the senior credit facility is seven years, and the term of the subordinated credit facility is 14 years. The interest rate for the senior debt is fixed at 7.25% and the interest rate for the subordinated debt is fixed at 8%. Net funding to the Company totaled approximately $11.5 million after deducting transaction fees and debt service reserves.

Subsequent to the quarter ended April 30, 2024, approximately 38.6 million shares of the Company’s common stock were sold under the Company’s Amended Open Market Sale Agreement at an average sale price of $0.84 per share, resulting in gross proceeds of approximately $32.3 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $31.7 million after deducting sales commissions and fees totaling approximately $0.6 million.

Backlog

	As of April 30,
(Amounts in thousands)	2024	2023	Change
Product	$ 12,307	$ 26	$ 12,281
Service	145,100	73,662	71,438
Generation	852,933	926,044	(73,111)
Advanced Technologies	51,112	22,564	28,548
Total Backlog	$ 1,061,452	$ 1,022,296	$ 39,156

As of April 30, 2024, backlog increased by approximately 3.8% to $1.06 billion, compared to $1.02 billion as of April 30, 2023, primarily as a result of the service agreement with Noeul Green Energy, Co. Ltd. entered into during the fiscal year ended October 31, 2023, Advanced Technologies contract backlog as a result of the purchase order received from Esso during the first quarter of fiscal year 2024 and additional Advanced Technologies contract backlog related to Amendment No. 5 to the Joint Development Agreement between the Company and EMTEC entered into in April 2024, partially offset by revenue recognition under generation, service and Advanced Technologies agreements since April 30, 2023.

Subsequent to the end of the quarter, the Company announced an agreement to provide GGE with 42 1.4 megawatt upgraded carbonate fuel cell modules to replace existing fuel cell modules at its 58.8 megawatt plant in Korea. The total amount payable by GGE under the long-term service agreement for the 42 replacement fuel cell modules, balance of plant replacement components, and service is $159.6 million, which was added to backlog upon the execution of the agreement in May 2024.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss second quarter results for fiscal year 2024 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 10th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2024. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.
ir@fce.com
203.205.2491

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$158,790	$249,952
Restricted cash and cash equivalents – short-term	4,969	5,159
Investments – short-term	101,340	103,760
Accounts receivable, net	7,155	3,809
Unbilled receivables	26,409	16,296
Inventories	113,918	84,456
Other current assets	13,262	12,881
Total current assets	425,843	476,313

Restricted cash and cash equivalents – long-term	48,134	44,465
Inventories – long-term	2,743	7,329
Project assets, net	256,607	258,066
Property, plant and equipment, net	111,576	89,668
Operating lease right-of-use assets, net	8,036	8,352
Goodwill	4,075	4,075
Intangible assets, net	15,428	16,076
Other assets	44,387	51,176
Total assets (1)	$916,829	$$955,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,733	$10,067
Current portion of operating lease liabilities	752	599
Accounts payable	21,614	26,518
Accrued liabilities	24,143	26,313
Deferred revenue	6,756	2,406
Total current liabilities	64,998	65,903

Long-term deferred revenue	987	732
Long-term operating lease liabilities	8,857	8,992
Long-term debt and other liabilities	130,030	119,588
Total liabilities (1)	204,872	195,215

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2024 and October 31, 2023)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of April 30, 2024 and October 31, 2023; 458,406,776 and 450,626,862 shares issued and outstanding as of April 30, 2024 and October 31, 2023, respectively	46	45
Additional paid-in capital	2,208,951	2,199,661
Accumulated deficit	(1,567,474)	(1,515,541)
Accumulated other comprehensive loss	(1,717)	(1,672)
Treasury stock, Common, at cost (324,814 and 246,468 shares as of April 30, 2024 and October 31, 2023, respectively)	(1,164)	(1,078)
Deferred compensation	1,164	1,078
Total stockholders’ equity	639,806	682,493
Noncontrolling interests	12,294	17,955
Total equity	652,100	700,448
Total liabilities, redeemable Series B preferred stock and total equity	$916,829	$955,520
(1)	As of April 30, 2024 and October 31, 2023, the combined assets of the variable interest entities (“VIEs”) were $315,534 and $235,290, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $5,153, accounts receivable of $182, unbilled accounts receivable of $7,490, operating lease right of use assets of $1,671, other current assets of $130,353, restricted cash and cash equivalents of $626, project assets of $166,098 and other assets of $3,962 as of April 30, 2024, and cash of $4,797, unbilled accounts receivable of $1,876, operating lease right of use assets of $1,680, other current assets of $50,713, restricted cash and cash equivalents of $526, project assets of $170,444, derivative asset of $4,127 and other assets of $1,125 as of October 31, 2023. The combined liabilities of the VIEs as of April 30, 2024 include short-term operating lease liabilities of $203, accounts payable of $180,224, long-term operating lease liability of $2,150 and other non-current liabilities of $2,175 and, as of October 31, 2023, include short-term operating lease liabilities of $203, accounts payable of $165,824, long-term operating lease liability of $2,159 and other non-current liabilities of $187.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2024	2023
Revenues:
Product	$-	$-
Service	1,369	26,190
Generation	14,118	8,440
Advanced Technologies	6,933	3,719
Total revenues	22,420	38,349
Costs of revenues:
Product	2,938	3,486
Service	1,267	20,113
Generation	21,424	17,081
Advanced Technologies	3,865	3,762
Total costs of revenues	29,494	44,442
Gross loss	(7,074)	(6,093)
Operating expenses:
Administrative and selling expenses	17,660	15,068
Research and development expenses	16,627	14,697
Total costs and expenses	34,287	29,765
Loss from operations	(41,361)	(35,858)
Interest expense	(2,275)	(1,502)
Interest income	3,390	3,688
Other income (expense), net	2,590	(236)
Loss before provision for income taxes	(37,656)	(33,908)
Provision for income taxes	-	(3)
Net loss	(37,656)	(33,911)
Net (loss) income attributable to noncontrolling interest	(5,516)	392
Net loss attributable to FuelCell Energy, Inc.	(32,140)	(34,303)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(32,940)	$(35,103)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(0.09)
Basic and diluted weighted average shares outstanding	452,984,445	406,316,070

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2024	2023
Revenues:
Product	$-	$9,095
Service	2,986	40,072
Generation	24,611	17,997
Advanced Technologies	11,514	8,258
Total revenues	39,111	75,422
Costs of revenues:
Product	5,329	4,515
Service	3,155	31,058
Generation	42,318	33,683
Advanced Technologies	7,108	7,022
Total costs of revenues	57,910	76,278
Gross loss	(18,799)	(856)
Operating expenses:
Administrative and selling expenses	34,060	30,077
Research and development expenses	30,980	27,380
Total costs and expenses	65,040	57,457
Loss from operations	(83,839)	(58,313)
Interest expense	(4,613)	(3,014)
Interest income	7,457	7,098
Other expense, net	(1,060)	(187)
Loss before provision for income taxes	(82,055)	(54,416)
Provision for income taxes	-	(581)
Net loss	(82,055)	(54,997)
Net loss attributable to noncontrolling interest	(30,122)	(2,072)
Net loss attributable to FuelCell Energy, Inc.	(51,933)	(52,925)
Series B preferred stock dividends	(1,600)	(1,600)
Net loss attributable to common stockholders	$(53,533)	$(54,525)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.12)	$(0.13)
Basic and diluted weighted average shares outstanding	452,303,339	406,055,027

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2024	2023	2024	2023
Net loss	$ (37,656)	$ (33,911)	(82,055)	$ (54,997)
Depreciation and amortization (1)	9,552	6,631	18,151	12,036
Provision for income taxes	-	3	-	581
Other (income) expense, net (2)	(2,590)	236	1,060	187
Interest income	(3,390)	(3,688)	(7,457)	(7,098)
Interest expense	2,275	1,502	4,613	3,014
EBITDA	$ (31,809)	$ (29,227)	$ (65,688)	$ (46,277)
Stock-based compensation expense	3,002	3,194	5,878	5,831
Unrealized loss on natural gas contract derivative assets (3)	2,318	-	4,177	-
Adjusted EBITDA	$ (26,489)	$ (26,033)	$ (55,633)	$ (40,446)

(1)	Includes depreciation and amortization on our Generation portfolio of $7.2 million and $14.0 million for the three and six months ended April 30, 2024, respectively, and $5.3 million and $9.5 million for the three and six months ended April 30, 2023, respectively.
(2)	Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net loss of $2.3 million and $4.2 million for the three and six months ended April 30, 2024, respectively, related to natural gas purchase contracts. There was no comparable loss in the prior year as the Company changed its designation in the fourth quarter of fiscal year 2023 and in the second quarter of fiscal year 2024, as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. There were no mark-to-market gains or losses for the three and six months ended April 30, 2023. These losses are classified as Generation cost of sales.